Exhibit 10.39
AMENDMENT NO. 1
TO
SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

This Amendment No. 1 to Second Amended and Restated Limited Liability Company Agreement (this “Amendment”) dated as of May 23, 2019 is among TAO Group Holdings LLC, a Delaware limited liability company (the “Company”), MSG TG, LLC, a Delaware limited liability company (“MSG”), Marc Packer, Richard Wolf, Noah Tepperberg and Jason Strauss. Capitalized terms used but not defined in this Amendment have the meanings assigned to them in the Company’s Second Amended and Restated Limited Liability Company Agreement dated as of January 31, 2017, as currently in effect (the “LLC Agreement”).
Pursuant to Section 8.6 of the LLC Agreement, the parties desire to amend the LLC Agreement as provided in this Amendment.
In consideration of the premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:
1.    Tax Distributions. Section 2.1(b) of the LLC Agreement is amended by inserting the following immediately prior to the last sentence thereof:
“Notwithstanding the foregoing provisions of this Section 2.1(b), distributions pursuant to this Section 2.1(b) shall be made only to the extent not in violation of any Company Loan Agreement. To the extent that the full amount of distributions otherwise required pursuant to this Section 2.1(b) cannot be made as a result of the immediately preceding sentence, distributions shall be made to the Members in proportion to the amounts that would have been due absent the application of the immediately preceding sentence, and the remaining portion of any such distributions shall be made promptly after such portion would not result in violation of any Company Loan Agreement.”
2.    Subordinated Credit Agreement. A new Section 4.9 is added to the LLC Agreement to read as follows:
“Section 4.9    Subordinated Credit Agreement. Notwithstanding anything in this Agreement to the contrary, the Company and its Subsidiaries may enter into the Subordinated Credit Agreement, and MSG and its Affiliates may exercise any remedies thereunder or any remedies they (or any of them) have as creditors under applicable law. Without limitation of the foregoing, in the event the lender(s) under the Subordinated Credit Agreement foreclose on any equity interests pledged to them, then notwithstanding anything in this Agreement to the contrary, (a) they (or any of them) shall be entitled to exercise all rights with respect thereto without regard to anything in this Agreement to the contrary, and (b) in no event shall any foreclosure or other Transfer of Interests to them or for their benefit be prohibited hereunder.”

3.    Definitions.
(a)    The definition of “Credit Agreement Default” in Exhibit A of the LLC Agreement is amended by adding the words “or the Subordinated Credit Agreement” immediately following the words “the Credit Agreement” in each of the two locations where the words “the Credit Agreement” appear in such definition.
(b)    The following defined terms replace the same terms in Exhibit A of the LLC Agreement:
“Company Loan Agreement” means (a) the Credit Agreement and any Contract in respect of Debt in respect of any refinancings or replacements of such Credit Agreement that is hereafter binding upon the Company, (b) the Subordinated Credit Agreement and any Contract in respect of Debt in respect of any refinancing or replacements of such Subordinated Credit Agreement that is hereafter binding upon the Company, and (c) any Contract in respect of Debt that is incurred during a Cash Flow Deficiency in accordance with Section 4.2.
“Credit Agreement” means (a) from the date of this Agreement until May 23, 2019, the Credit and Guaranty Agreement among TAO Group Operating LLC, TAO Group Intermediate Holdings LLC, certain Subsidiaries of TAO Group Operating LLC, Goldman Sachs Specialty Lending Group, L.P., and various lenders party thereto, dated as of the date of this Agreement, and (b) from and after May 23, 2019, the Credit Agreement among TAO Group Operating LLC, TAO Group Intermediate Holdings LLC, the lenders party thereto and JP Morgan Chase Bank, N.A., as administrative agent, dated as of May 23, 2019.
(c)    The following defined term is added in the appropriate alphabetical location in Exhibit A of the LLC Agreement:
“Subordinated Credit Agreement” means the Credit Agreement among TAO Group Sub-Holdings LLC and MSG Entertainment Holdings LLC, as administrative agent and a lender, dated as of May 23, 2019.
4.    Miscellaneous.
(a)    Modification; Full Force and Effect. Except as expressly modified and superseded by this Amendment, the terms, representations, warranties, covenants and other provisions of the LLC Agreement are and shall continue to be in full force and effect in accordance with their respective terms.
(b)    References to the Purchase Agreement. After the date of this Amendment, all references to “this Agreement,” “the transactions contemplated by this Agreement,” the “LLC Agreement” and phrases of similar import, shall refer to the LLC Agreement as amended by this Amendment (it being understood that all references to “the date hereof” or “the date of this Agreement” shall continue to refer to January 31, 2017).

(c)    Other Miscellaneous Terms. The provisions of Article VIII (Miscellaneous) of the LLC Agreement shall apply mutatis mutandis to this Amendment, and to the LLC Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms therein as modified hereby.
[The next page is the signature page]

The parties have executed and delivered this Amendment No. 1 to Second Amended and Restated Limited Liability Company Agreement as of the date first written above.
TAO GROUP HOLDINGS LLC

By: /s/ Marc Packer
      Name: Marc Packer
      Title: Co-President

By: /s/ Richard Wolf
      Name: Richard Wolf
      Title: Co-President

By: /s/ Noah Tepperberg
      Name: Noah Tepperberg
      Title: Co-President

By: /s/ Jason Strauss
      Name: Jason Strauss
      Title: Co-President

/s/ Marc Packer
MARC PACKER

/s/ Richard Wolf
RICHARD WOLF

/s/ Noah Tepperberg
NOAH TEPPERBERG

/s/ Jason Strauss
JASON STRAUSS

MSG TG, LLC

By: /s/ Philip D’Ambrosio
      Name: Philip D’Ambrosio
      Title: Senior Vice-President & Treasurer